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Exhibit 5.3

[LETTERHEAD OF TORYS LLP]

        May 14, 2009

TO:    The Board of Directors of BFI Canada Ltd.

        We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by BFI Canada Ltd. on May 14, 2009, as such may thereafter be amended or supplemented, and in the base shelf prospectus contained therein, under the captions "Enforceability of Certain Civil Liabilities" and "Legal Matters". In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act 1933, as amended.

Very truly yours,

/s/ Torys LLP

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  Exhibit 5.3
[LETTERHEAD OF TORYS LLP]